Exhibit (a)(5)(i)

For Release	Immediate

Contacts	(News Media) Tony Zehnder, Corporate Communications 312.396.7086
(Investors) Scott Galovic, Investor Relations 317.817.3228
Conseco Announces Private Offering of
7.0% Convertible Senior Debentures Due 2016
Carmel, Ind., October 13, 2009 – Conseco, Inc. (NYSE:CNO) announced today that, as part of a series of transactions intended to enhance its capital position, it intends to privately offer, subject to certain conditions, up to $293.0 million aggregate principal amount of 7.0% Convertible Senior Debentures due 2016.
The new convertible debentures will be offered for resale only to qualified institutional buyers in a manner exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The new debentures will not be convertible prior to June 30, 2013, except under limited circumstances. Commencing on June 30, 2013, the debentures will be convertible into common stock at the option of the holder at any time, subject to certain exceptions. Interest on the new convertible debentures will be payable semi-annually on June 30 and December 30 at an annual interest rate of 7.0%, and the new convertible debentures will mature on December 30, 2016.
Conseco expects the closing of the private offering of new convertible debentures, which is subject to satisfaction of certain conditions, to occur on one or more dates, with the earliest to occur at the time of settlement of a cash tender offer for Conseco’s existing convertible debentures that Conseco intends to commence in the near future and the latest to occur on October 5, 2010, the date on which the Company may redeem any existing convertible debentures that remain outstanding. The net proceeds from the private convertible debenture offering will be used to fund a substantial portion of (1) the purchase price of the existing convertible debentures in the intended tender offer, (2) the repurchase price of any of Conseco’s existing convertible debentures on September 30, 2010 that Conseco is required by the holders thereof to repurchase, if any, and (3) the redemption price of any of Conseco’s existing convertible debentures on October 5, 2010, if any existing convertible debentures remain outstanding at that time and Conseco elects to redeem such existing convertible debentures. Conseco will issue the new convertible debentures in an aggregate principal amount equal to the sum of (1) the aggregate principal amount of Conseco’s existing convertible debentures tendered in the cash tender offer it intends to commence in the near future (and any subsequent tender offers that expire on or prior to October 5, 2010), (2) the aggregate principal amount of existing convertible debentures that Conseco is required by the holders thereof to repurchase on September 30, 2010, if any, and (3) the aggregate principal amount of existing convertible debentures that Conseco redeems on October 5, 2010, if any, in each case to finance the repurchase or redemption, as applicable, of the existing convertible debentures.
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Conseco (2)
October 13, 2009
The issuance of the new convertible debentures, which will be convertible into shares of common stock, together with Conseco’s separately announced issuance of common stock and warrants to investment funds managed by Paulson & Co. Inc. (“Paulson”), will exceed the 20% threshold set forth in Section 312.03 of the New York Stock Exchange (the “NYSE”) Listed Company Manual. While the rules of the NYSE generally require stockholder approval prior to the issuance of securities in excess of the 20% threshold, the NYSE’s Shareholder Approval Policy provides an exception in cases where the delay involved in securing stockholder approval for the issuance would seriously jeopardize the financial viability of the listed company. In accordance with the NYSE rule providing that exception, the Audit Committee of Conseco’s Board of Directors has expressly approved Conseco’s intended use of the exception. The NYSE has approved Conseco’s reliance on the exception in connection with Conseco’s private offering of new convertible debentures and the private sale of common stock and warrants to Paulson and, in accordance with such exception, Conseco will not consummate the transactions until at least 10 days after the mailing of a letter to stockholders describing the transactions.
This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. The new convertible debentures and common stock issuable upon conversion of the new convertible debentures have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The new convertible debentures will be offered only to qualified institutional buyers in a manner exempt from the registration requirements of the Securities Act.
Details of the intended tender offer for Conseco’s existing convertible debentures will be provided in an offer to purchase and related documents, which will be filed with the Securities and Exchange Commission as exhibits to a Schedule TO. Holders of the existing convertible debentures are advised to read the Schedule TO and the exhibits thereto because they will contain important information. Holders of the existing convertible debentures may obtain copies of the documents Conseco files with the Securities and Exchange Commission, including the Schedule TO and related exhibits, free from the Securities and Exchange Commission’s website, which may be accessed at www.sec.gov, and the investor relations section of Conseco’s website, which may be accessed at http://investor.conseco.com.
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Conseco (3)
October 13, 2009
About Conseco
Conseco, Inc.’s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, critical illness and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures.
Cautionary Statement Regarding Forward-Looking Statements. The statements, trend analyses and other information contained in this press release and elsewhere (such as in filings by Conseco with the SEC, presentations by Conseco or its management or oral statements) relative to markets for Conseco’s products and trends in the Conseco’s operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “anticipate, ” “believe, ” “plan, ” “estimate, ” “expect, ” “project, ” “intend,” “may, ” “will, ” “would, ” “contemplate, ” “possible, ” “attempt, ” “seek, ” “should, ” “could, ” “goal, ” “target, ” “on track, ” “comfortable with,” “optimistic” and similar words, although some forward-looking statements are expressed differently. Statements that contain these words should be considered carefully because they describe the Conseco’s expectations, plans, strategies and goals and the Conseco’s beliefs concerning future business conditions, the Conseco’s results of operations, financial position, and the Conseco’s business outlook or they state other “forward-looking” information based on currently available information. The “Risk Factors” section of Conseco’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q provides examples of risks, uncertainties and events that could cause the Conseco’s actual results to differ materially from the expectations expressed in forward-looking statements. All written or oral forward-looking statements attributable to Conseco are expressly qualified in their entirety by the foregoing cautionary statement. The forward-looking statements speak only as of the date made. Conseco assumes no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.
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